SECURITIES & EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   __________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                     International Murex Technologies Corp
          ------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                   46005H 10 0
          ------------------------------------------------------------
                                (CUSIP Number)

                                   __________

CUSIP No. 46005H 10 0                 13G                 Page  2  of  6  Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Citicorp       13-2614988
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [_]
                                                                      (b) [_]


--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    |5.  SOLE VOTING POWER
     NUMBER OF      |
                    |    None
       SHARES       |-----------------------------------------------------------
                    |6.  SHARED VOTING POWER
    BENEFICIALLY    |
                    |    None
      OWNED BY      |-----------------------------------------------------------
                    |7.  SOLE DISPOSITIVE POWER
        EACH        |
                    |    None
     REPORTING      |-----------------------------------------------------------
                    |8.  SHARED DISPOSITIVE POWER
    PERSON WITH     |
                    |    None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its wholly-owned subsidiary, Citibank, N.A.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                      [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See Line 9, above
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46005H 10 0                 13G                 Page  3  of  6  Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Citibank, N.A.      13-5266470
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [_]
                                                                      (b) [_]


--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York, United States of America
--------------------------------------------------------------------------------
                    |5.  SOLE VOTING POWER
     NUMBER OF      |
                    |    None
       SHARES       |-----------------------------------------------------------
                    |6.  SHARED VOTING POWER
    BENEFICIALLY    |
                    |    None
      OWNED BY      |-----------------------------------------------------------
                    |7.  SOLE DISPOSITIVE POWER
        EACH        |
                    |    None
     REPORTING      |-----------------------------------------------------------
                    |8.  SHARED DISPOSITIVE POWER
    PERSON WITH     |
                    |
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,872,600
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                      [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     12.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     BK
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                                                  Page 4 of 6 Pages


ITEM 1(A).    NAME OF ISSUER:

              International Murex Technologies Corp.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              3075 Northwoods Circle
              Norcross, GA 30071

ITEM 2(A).    NAME OF PERSONS FILING:

              Citicorp and its wholly-owned subsidiary,
              Citibank, N.A., and those subsidiaries listed below:

              -Citibank (Switzerland), a wholly-owned subsidiary of Citicorp

              -Citibank (Luxembourg) S.A., a wholly-owned subsidiary of Citicorp

              -Citibank, N.A. (U.K.), a wholly-owned subsidiary of Citicorp


ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Citicorp
              Citibank, N.A.
              Citicorp Investments, Inc.
              399 Park Avenue
              New York, New York  10043

              Citibank (Switzerland)
              Bahnhofstrasse 63, CH-8021
              Zurich Switzerland

              Citibank (Luxembourg) S.A.
              58 Avenue Grande Duchsse
              Charlotte, 1330 Luxembourg

              Citibank, N.A. (U.K.)
              41 Berkeley Square
              London, United Kingdom W1X6NA

ITEM 2(C).    CITIZENSHIP:

              Citicorp: Delaware;
              Citibank, N.A.: United States of America;
              Citibank (Switzerland): Switzerland;
              Citibank (Luxembourg) S.A.:Luxembourg;
              Citibank, N.A. (U.K.): United Kingdom

                                                              Page 5 of 6 Pages


ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(E).    CUSIP NUMBER:

               46005H 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Citicorp:                      (g) Parent Holding Company, in
                                        accordance with ss.240.13d-1(b)(ii)(G)
                                        (Note: See Item 7)

         Citibank, N.A.:                (b) Bank as defined in section 3(a)(6)
                                        of the Act

         and those subsidiaries checked below:

         -Citibank (Luxembourg) S.A.    (b) Bank as defined in section 3(a)(6)
                                        of the Act
         -Citibank (Switzerland),       (b) Bank as defined in section 3(a)(6)
                                        of the Act
         -Citibank, N.A. (U.K.)         (b) Bank as defined in section 3(a)(6)
                                        of the Act

ITEM 4.  OWNERSHIP

               (a)    Amount beneficially owned by Citibank, N.A.:  1,872,600

               (b)    Percent of Class:    12.1%

               (c)    Number of shares as to which Citibank, N.A. has:

                       (i)  Sole power to vote or to direct the vote
                            None

                      (ii)  Shared power to vote or to direct the vote
                            None

                     (iii) Sole power to dispose or to direct the disposition of 1,872,600

                      (iv) Shared power to dispose or to direct the disposition of None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         [X]   Not applicable.

         [_] This statement is being filed to report the fact that as of June 30, 1996, the reporting persons ceased to be the beneficial owners of more than five percent of the securities described.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               See Items 2(a) and 3.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

                                                              Page 5 of 6 Pages


ITEM 10. CERTIFICATION: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          August 8, 1996


                                CITICORP

                                By: /S/George E. Seegers
                                   ----------------------------------------
                                   George E. Seegers
                                   Assistant Secretary, Citicorp


                                CITIBANK, N.A.

                                By: /S/George E. Seegers
                                   ----------------------------------------
                                   George E. Seegers
                                   Vice President, Citibank, N.A.


                                CITIBANK (SWITZERLAND)

                                By: /S/Michelle Chen
                                   ----------------------------------------
                                   Michelle Chen, Assistant Vice President,
                                   Citibank, N.A., for Kurt Froehlich,
                                   Assistant Manager, Citibank


                                CITIBANK (LUXEMBOURG) S.A.

                                By: /S/Michelle Chen
                                   ----------------------------------------
                                   Michelle Chen, Assistant Vice President,
                                   Citibank, N.A., for Bernard Lancin, Vice
                                   President


                                CITIBANK, N.A. (U.K.)

                                By: /S/Michelle Chen
                                   ----------------------------------------
                                   Michelle Chen, Assistant Vice President,
                                   Citibank, N.A., for Nick Burr, Vice
                                   President

Copies to:
Corporate Secretary